Exhibit 99.1

Company Contact: Jim Stolze Chief Financial Officer 314-678-6105 Investor Contact: EVC Group, Inc. Doug Sherk & Jenifer Kirtland 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis Concludes $18 Million Financial Arrangement with

Biosense Webster

US and Europe Magnetic Irrigated Catheter Regulatory Filings Completed Ahead of Schedule

St. Louis, MO, July 24, 2008—Stereotaxis, Inc. (Nasdaq: STXS), announced today that it has amended its collaboration with Biosense Webster, Inc., Stereotaxis’ partner in the development of ablation catheters used with its Niobe Magnetic Navigation System. Under the terms of the amended agreement, Biosense Webster will provide Stereotaxis a total of $18 million, comprised of advances against royalties on catheter sales and deferrals of ongoing research and development costs in connection with current and future products.

The two companies have also agreed to co-promote and expand Stereotaxis’ Odyssey Network, by granting Biosense Webster non-exclusive rights to use the Stereotaxis information management technology to provide its customers with clinical and technical support.

“We believe this agreement is an endorsement of our relationship with Biosense Webster and strengthens a collaboration that has already succeeded in establishing a new standard for safe and effective treatment in electrophysiology,” said Bevil J. Hogg, Stereotaxis CEO. “In addition to providing significant new financial resources on favorable terms, the agreement allows us to accelerate the deployment of our Odyssey information management technology on a non-exclusive, open architecture basis.”

“While we have already begun to sell the Odyssey system for applications outside our Niobe installed base, we believe that the potential to co-promote this technology to Biosense’s customer base could significantly accelerate Odyssey’s adoption across a broad spectrum of interventional labs,” continued Mr. Hogg. “In this way, we can move closer to achieving our vision for the delivery of more effective and efficient interventional therapy through the consolidation, integration and networking of critical clinical information.”

Separately, Stereotaxis also noted that during the week of July 7, Biosense Webster filed a PMA supplement with the U.S. Food and Drug Administration for the NAVISTAR(r) RMT THERMOCOOL(r) Catheter, which was withdrawn from the European market earlier this year. This U.S. filing, which was immediately followed by a CE mark filing with European regulators is believed to provide the surest approval process for the return to market of the irrigated magnetic catheter.

“We are pleased to note Biosense Webster’s regulatory filings on the magnetic irrigated catheter ahead of our expectations, and remain optimistic that the catheter will be back in the hands of clinicians in Europe in the fourth quarter, and shortly thereafter in the U.S.,” Mr. Hogg added. “Furthermore, we expect that the successful return of the magnetic irrigated catheter will herald a substantial increase in the clinical utilization of our installed base of Niobe Systems to treat complex cases.”

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

Safe Harbor

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company's products in the marketplace, competitive factors, the actual timing of regulatory approvals with respect to the magnetic irrigated catheter and otherwise, the timing of the re-introduction of the magnetic irrigated catheter in Europe and in the U.S.,, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

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